Exhibit 10(a)87

                         DEFERRED COMPENSATION AGREEMENT

         THIS DEFERRED COMPENSATION AGREEMENT ("Agreement") made and entered into by and between The Southern Company ("Southern"), Southern Energy Resources, Inc. (the "Company") and Gale E. Klappa ("Mr. Klappa").

                              W I T N E S S E T H:

         WHEREAS, Mr. Klappa is an Officer of the Company;

         WHEREAS, the Company and Southern wish to encourage Mr. Klappa to increase the profitability of the Company and to provide Mr. Klappa an interest in the Company's overall profitability, and to provide Mr. Klappa with additional deferred compensation for service he has or will provide the Company;

         NOW, THEREFORE, in consideration of the premises, and the agreements of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Retention Bonus.

                  a. General Nature of Award. Subject to the terms and conditions of this Agreement, the Company shall establish and maintain on behalf of Mr. Klappa an account on the Company's books and records (the "Account") which, if Mr. Klappa continues to be an employee of the Company, or any affiliate or subsidiary of Southern (as set forth in Paragraph 5 hereof), shall entitle Mr. Klappa to receive on July 1, 2003 (the period from the effective date of the Agreement through July 1, 2003 to be referred to as the "Performance Period") an amount equal to the then Market Value (as defined below) of the equivalent of Two Hundred Sixty Thousand Dollars ($260,000.00) of Market Value of Southern's common stock deemed to have been purchased as of the effective date of this Agreement, including reinvested dividends thereon, increased, if certain profitability goals are met, by estimated income tax expenses.

                  b. Investment.

                           (1) As of the date hereof, the Company shall credit
                  to Mr. Klappa's Account that number of deemed shares (including fractional shares) of Southern's common stock ("Common Stock") as shall equal $260,000.00 in Market Value (as defined herein) determined as of the effective date of this Agreement (such hypothetical shares to be referred to herein as the "Phantom Stock"). For purposes of this Agreement, "Market Value" shall mean the average closing price of the Common Stock as reported by the New York Stock Exchange for the ten trading days immediately preceding the respective valuation date.

                           (2) As of the day of each calendar quarter in which
                  occurs the payment of dividends on Common Stock, there shall be credited to Mr. Klappa's Account such additional shares of Phantom Stock (including fractional shares) as could have been purchased at the Market Value on such day as follows:

                                    (a) In the case of cash dividends, such
                           additional shares of Phantom Stock as could have been purchased with the dividends payable on the number of shares of Phantom Stock credited to the Account immediately prior to the dividend;

                                    (b) In the case of dividends payable in
                           property other than cash or Common Stock, such additional shares of Phantom Stock as could have been purchased with the fair market value of the property which would have been payable as dividends on the number of shares of Phantom Stock credited to the Account immediately prior to the dividend; or

                                    (c) In the case of dividends payable in
                           Common Stock, such additional shares of Phantom Stock as would have been payable on the number of shares of Phantom Stock credited to the Account immediately prior to the dividend.

                           (3) In the event that the number of outstanding
                  shares of Common Stock is changed through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend (in excess of 2%) or other change in the capital structure of Southern without consideration, or upon the occurrence of any other extraordinary corporate event involving the Common Stock causing a reduction in the value of the Common Stock, such as a corporate spin off or split up, the number of shares of Phantom Stock credited to the Account shall be proportionately adjusted by the Company so as to preserve the value of the Account immediately prior to such event.

                  c. Vesting of Account. The Market Value of Mr. Klappa's Account shall vest on July 1, 2003 (the "Vesting Date"), provided Mr. Klappa is then an employee of the Company, Southern, or an affiliate or subsidiary of Southern.

                  d. Valuation of Account. The value of Mr. Klappa's Account on any date shall be based on the Market Value on such date multiplied by the number of shares of Phantom Stock then credited to the Account, provided, however, that if the profitability goals established for the Company and for Mr. Klappa by the Chief Executive Officers of Southern and the Company have been equaled or exceeded during the Performance Period as set forth on Exhibit A, and as annually documented on Exhibit B of this Agreement (the "Profitability Goals"), the value of the Account shall be increased upon payout to cover Mr. Klappa's federal and state income tax expense as reasonably estimated by the Company for the year of payout (the "Tax Gross-up"). Failure to meet the Profitability Goals for the Performance Period shall result in the forfeiture of the Tax Gross-up, provided, however, that the Chief Executive Officers of Southern and the Company may, in their sole discretion, determine after the close of the Performance Period, that as a result of overall Company profitability and individual performance during the entire Performance Period, all or a portion of the value of the Tax Gross-up shall nevertheless be paid.

                  e. Payment of Account Balance. Provided that Mr. Klappa is then an employee of the Company, Southern, or an affiliate or subsidiary of Southern, and, with respect to the Tax Gross-up amount, has also achieved the Profitability Goals, the Company shall pay to Mr. Klappa the value of his Account, and, if applicable, the Tax Gross-up amount, in cash within ten (10) days of the Vesting Date.

                  f. Election to Defer. By written election filed with Southern's Vice President, Human Resources no less than thirteen (13) months prior to the Vesting Date, Mr. Klappa may defer all or a portion of the amount to be received under this Agreement by having such amount contributed on his account to The Southern Company Deferred Compensation Plan, in accordance with the terms and conditions of such Plan.

                  g. Death, Permanent Disability, Termination Without Cause, Termination for Good Reason, or Continued Employment Following a Change in Control. In the event of Mr. Klappa's termination of employment with the Company prior to the payout of the value of the Account for reasons of death, permanent disability, termination by the Company without Cause, or termination of employment by Mr. Klappa for Good Reason following a Change in Control, or, if prior to the payout of the value of the Account Mr. Klappa continues employment with the Company, any Southern Subsidiary, or any employer that succeeds to all or substantially all of the assets of the Company, Southern, or any Southern Subsidiary following a Change in Control, the Company shall pay to Mr. Klappa, or his estate in the event of death, the value of the Account determined as of the date of such termination or Change in Control, plus, if the Profitability Goals have been met as of such date, the Tax Gross-up amount. For purposes of this Paragraph 1.g., the terms Cause, Change in Control, Good Reason, and Southern Subsidiary shall have the meaning set forth in that certain Change in Control Agreement, dated June 17, 1999, as amended from time to time, between Southern, the Company and Mr. Klappa (the "Change in Control Agreement"), the defined terms of which are incorporated in this Paragraph 1.g. by reference thereto.

                  h. Assignability. Neither Mr. Klappa, his estate, his beneficiaries, nor his legal representative shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive the payment under this Paragraph 1, which payment and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to such payment shall be void and have no effect.

         2. Value Creation Plan. In the event Mr. Klappa transfers his employment to an affiliate of Southern, and pursuant to the Southern Energy Resources, Inc. Value Creation Plan (the "Plan") he has Indexed Rights that have not vested at the time of such transfer, and the Administrative Committee for the Plan fails to take action to provide Mr. Klappa relief from Section 4.5 of the Plan to the extent it provides for forfeiture of unvested Indexed Rights upon termination from the Company for reasons other than Cause and provide that any of Mr. Klappa's unvested Indexed Rights shall continue to vest as long as Mr. Klappa remains employed by an affiliate of Southern, then the Company shall pay Mr. Klappa an amount equal to what he would have received had such Indexed Rights continued to vest following his transfer to an affiliate of Southern, become vested and been exercised by Mr. Klappa within the time period that would have existed under the Plan for such exercise. In determining such amount, the method that would have applied under the Plan shall be used.

         3. Publicity; No Disparaging Statement. Except as otherwise provided in Paragraph 6 hereof, Mr. Klappa, Southern and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships.

         4. Non-Disclosure.

                  a. Definitions. For purposes of this Paragraph 4, the following terms shall have the following meanings:

                           (1) "Entity" shall mean any business, individual,
                  partnership, joint venture, agency, governmental subdivision, association, firm, corporation or other entity.

                           (2) "Affiliate" shall mean the following Entities:
                  (a) any Entity which owns an Interest (as defined below) in the Company either directly or indirectly through any other Entity, (b) any Entity an Interest in which is owned directly or indirectly by any Entity which owns directly or indirectly an Interest in the Company or (c) any Entity in which the Company owns an Interest either directly or indirectly through any other Entity. For purposes of this Agreement, the term "Interest" shall include any equity interest in an Entity in an amount equal to or greater than 30% of the Entity's total outstanding equity interests.

                           (3) "Confidential Information" shall mean proprietary
                  and confidential data or information other than Trade Secrets (as defined below), which is valuable to, and related to the business of, the Company, its Affiliates or non-affiliated Entities with whom the Company or its Affiliates has or have business relationships (collectively, "Third Parties"), and the details of which are generally unknown to the public or to the Company's competitors, including, without limitation, information regarding the Company's employees, business strategies, models and systems, customers, suppliers, partners and affiliates, gained by Mr. Klappa as a result of his affiliation with the Company or its Affiliates, and other items that the Company or its Affiliates may from time to time mark or otherwise identify as confidential.

                           (4) "Trade Secrets" shall mean information of or
                  related to the Company, its Affiliates or Third Parties which
                  (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; it being agreed that such information includes, without limitation, technical and non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers.

                           (5) "Intellectual Property" shall mean all work
                  product, property, data, documentation, "know-how", concepts or plans, inventions, discovery, compositions, innovations, computer programs, improvements, techniques, processes, designs, article of manufacture or information of any kind, or any new or useful improvements of any of the foregoing and any Trade Secrets, patents, copyrights, Confidential Information, mask work, trademark or service mark, relating in any way to the Company or its Affiliates and its or their business prepared, conceived, revised, discovered, developed, or created by Mr. Klappa for the Company or its Affiliates or by using the Company's or its Affiliates' time, personnel, facilities, equipment, knowledge, information, resources, or material.

                  b. Nondisclosure; Ownership of Proprietary Property.

                           (1) Nondisclosure. In recognition of the Company's
                  need to protect its legitimate business interests, Mr. Klappa hereby acknowledges that he has been given access to valuable Trade Secrets and Confidential Information; and he hereby covenants and agrees that he will use the Trade Secrets and Confidential Information for the Company's business purposes only, and that he will not for any reason, in any fashion, form or manner, other than as instructed by a duly authorized representative of the Company, copy, disclose, disseminate, communicate, transfer or otherwise convey to any Entity any item: (a) which is a Trade Secret, for so long as such item remains a trade secret under applicable law; or (b) which is Confidential Information, other than Trade Secrets, for a period of three (3) years from his termination.

                           (2) Notification of Unauthorized Disclosure. Mr.
                  Klappa shall exercise his best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information known by, disclosed or made available to him. He shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which he becomes aware. Mr. Klappa shall assist the Company, to the extent necessary, in the procurement or protection of the Company's or its Affiliates' rights to or in any Intellectual Property, Trade Secrets or Confidential Information and, upon the Company's request, shall assist, to the extent necessary, in the procurement or protection of any Third Party's rights to or in any Intellectual Property, Trade Secrets or Confidential Information.

                           (3) Ownership. To the greatest extent possible, any
                  and all Intellectual Property shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss.ss. 101 et seq.), and Mr. Klappa hereby unconditionally and irrevocably transfers and assigns to the Company or its Affiliates all rights, title and interest he currently has or in the future may have by operation of law or otherwise in or to any Intellectual Property, including, without limitation, all patents, copyrights, trademarks, service marks and other Intellectual Property rights and agrees that the Company or its Affiliates shall have the exclusive world-wide ownership of such Intellectual Property, and that no Intellectual Property shall be treated as or deemed to be a "joint work" (as defined by the Copyright Act) of Mr. Klappa and the Company, its Affiliates or otherwise. Mr. Klappa agrees to execute and deliver to the Company or its Affiliates any transfers, assignments, documents or other instruments which the Company or its Affiliates may deem necessary or appropriate to vest complete title and ownership of any Intellectual Property, and all rights therein, exclusively in the Company or its Affiliates, as the case may be.

                           (4) Return of Materials. Upon Mr. Klappa's
                  termination, or at any point after that time upon the specific request of the Company, he shall return to the Company all written or descriptive materials of any kind belonging or relating to the Company or its Affiliates, including, without limitation, any Intellectual Property, Confidential Information and Trade Secrets, in his possession.

         5. Transfer of Employment to Southern or a Southern Subsidiary or Affiliate. In the event that Mr. Klappa's employment by the Company is terminated and he shall become immediately re-employed by Southern or a subsidiary or an affiliate of Southern, the Company shall assign this Agreement to Southern or such subsidiary or affiliate, Southern shall accept such assignment or cause such affiliate or subsidiary to accept such assignment, such assignee shall become the "Company" for all purposes hereunder, and the profitability goals set forth on Exhibit A hereof shall be amended to appropriately reflect the performance of such assignee. In the event of such assignment, the expense of this Paragraph 1 of this Agreement shall be shared pro rata by the Company and any such assignee based upon the number of months after the effective date of this Agreement that Mr. Klappa is employed by the Company, and/or Southern and/or such affiliate or subsidiary of Southern, as the case may be, but the expense of Paragraph 2 shall be the sole responsibility of the Company.

         6. Confidentiality and Legal Process. Mr. Klappa represents and agrees that he will keep the terms, amount and fact of this Agreement confidential and that he will not hereafter disclose any information concerning this Agreement to any one other than his personal agents, including, but not limited to, any past, present, or prospective employee or applicant for employment with Company. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit Mr. Klappa from performing any duty or obligation that shall arise as a matter of law. Specifically, Mr. Klappa shall continue to be under a duty to truthfully respond to matter of law. Specifically, Mr. Klappa shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe Mr. Klappa's right and ability to provide information to any federal, state or local government in the lawful exercise of such governments' governmental functions.

         7. Successors And Assigns; Applicable Law. Except as otherwise provided in Paragraph 1.h., this Agreement shall be binding upon and inure to the benefit of Mr. Klappa and his heirs, administrators, representatives, executors, successors and assigns, and shall be binding upon and inure to the benefit of Southern, the Company and their officers, directors, employees, agents, shareholders, parent corporation and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators and each of them, and to their heirs, administrators, representatives, executors, successors and assigns. This Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia, United States of America (without giving effect to principles of conflicts of laws).

         8. Complete Agreement. This Agreement shall constitute the full and complete Agreement between the parties concerning its subject matter and fully supersedes any and all other prior Agreements or understandings between the parties concerning the subject matter hereof. This Agreement shall not be modified or amended except by a written instrument signed by both Mr. Klappa and an authorized representative of Southern and the Company.

         9. Severability. The unenforceability or invalidity of any particular provision of this Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable.

         10. Waiver Of Breach; Specific Performance. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce its or his rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

         11. Unsecured General Creditor. The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Company. Notwithstanding that Mr. Klappa may be entitled to receive the value of his benefit under the terms and conditions of this Agreement, the assets from which such amount may be paid shall at all times be subject to the claims of the Company's creditors.

         12. No Effect On Other Arrangements. It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Mr. Klappa may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company.

         13. Tax Withholding. There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Mr. Klappa.

         14. Compensation. Any compensation contributed on behalf of Mr. Klappa under this Agreement shall not be considered "compensation," as the term is defined in The Southern Company Employee Savings Plan, The Southern Company Employee Stock Ownership Plan, The Southern Company Performance Sharing Plan or The Southern Company Pension Plan. Payments under this Agreement shall not be considered wages, salaries or compensation under any other employee benefit plan.

         15. No Guarantee of Employment. No provision of this Agreement shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter, modify, whether or not for cause, the employment relationship of Mr. Klappa and the Company.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties first listed above, effective this ____ day of ___________, 1999.

                                      THE SOUTHERN COMPANY

                             By:      ______________________________

                                      SOUTHERN ENERGY RESOURCES, INC.

                             By:

                                       Mr. Klappa

                                       ------------------------------

                                    Exhibit A
                         Deferred Compensation Agreement
                         Schedule of Profitability Goals
                             For Performance Period

         The Southern Company shall earn its Earnings Per Share Goal for each of the calendar years in the Performance Period.

         Achievement of the goals shall be assessed annually by the Chief Executive Officers of Southern and the Company and documented in Exhibit B of this Agreement.

                                    Exhibit B
                         Deferred Compensation Agreement
                   Annual Documentation of Profitability Goals
                             For Performance Period

                      FIRST AMENDMENT TO AND ASSIGNMENT OF
                         DEFERRED COMPENSATION AGREEMENT

         THIS FIRST AMENDMENT TO AND ASSIGMENT OF DEFERRED COMPENSATION AGREEMENT ("Amendment") made and entered into by and between The Southern Company ("Southern"), Southern Energy Resources, Inc. (the "Company"), Southern Company Services, Inc. ("SCS") and Gale F. Klappa ("Mr. Klappa"), effective as of the 6th day of October, 1999.

                              W I T N E S S E T H:

         WHEREAS, the parties entered into that certain Deferred Compensation Agreement (the "Agreement") effective October 5, 1999;

         WHEREAS, the employment of Mr. Klappa has been transferred to SCS;

         WHEREAS, the parties wish to amend and assign the Agreement in connection with such transfer of employment;

         NOW, THEREFORE, in consideration of the premises, and the agreements of the parties set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                  1. Pursuant to Section 5 of the Agreement, the Company assigns the Agreement to SCS and SCS shall be the Company for all purposes thereunder. Notwithstanding the foregoing, as provided in Sections 2 and 5 of the Agreement with respect to the Value Creation Plan, Southern Energy Resources, Inc. shall retain the expense related to
         Section 2.

                  2. Pursuant to Section 5 of the Agreement, Exhibit A is amended to provide that achievement of the profitability goal shall be documented by the Chairman of The Southern Company.

         IN WITNESS WHEREOF, this First Amendment to and Assignment of Deferred Compensation Agreement has been executed by the parties, this ___ day of _____________, 2000.

                                             THE SOUTHERN COMPANY

                                    By:      ______________________________

                                             SOUTHERN COMPANY SERVICES, INC.

                                    By:

                                             SOUTHERN ENERGY RESOURCES, INC.

                                    By:      ______________________________

                                             MR. KLAPPA

                                             ------------------------------
                                                   Gale F. Klappa

                                    Exhibit A
                         Deferred Compensation Agreement
                         Schedule of Profitability Goals
                             For Performance Period

         The Southern Company shall earn its Earnings Per Share Goal for each of the calendar years in the Performance Period. Achievement of the goal shall be assessed annually by the Chairman of The Southern Company and documented in Exhibit B.

                                    Exhibit B
                         Deferred Compensation Agreement
                   Annual Documentation of Profitability Goals
                             For Performance Period